Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Stryve Foods, Inc. on Form S-8  of our report dated March 31, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Stryve Foods, LLC as of December 31, 2020 and 2019 and for the years then ended appearing in the Form 8-K filed on July 26, 2021 with the Securities and Exchange Commission.

/s/ Marcum llp

Marcum llp

New York, NY

September 21, 2021